STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT ("Agreement") made and entered into as of this 2nd day of March, 2012, by and between AGFEED INDUSTRIES, INC. (the "Company"), a Nevada corporation, and AF SELLCO, LLC ("Sellco"), a Delaware limited liability company.

BACKGROUND

A. The Company and Sellco entered into a certain Membership Purchase Agreement, dated as of September 13, 2010 (the "Purchase Agreement"), pursuant to the terms of which the Company acquired all of the outstanding equity interests of M2 P2, LLC, a Delaware limited liability company ("M2P2"). Sellco is the holder of the Amended and Restated Promissory Note, dated November 12, 2010 (the "Note"), issued by the Company to Sellco, which is secured pursuant to a Pledge Agreement, dated as of September 13, 2010 (the "Pledge Agreement", together with the Note, the "Loan Documents"), by and between the Company and Sellco.

B. On February 6, 2012, Sellco, as holder of the Note, delivered written notice (together with previous written notices by Sellco, as holder of the Note, the "Holder Notices") to the Company alleging, that an event of default under the Note had occurred and was continuing.

C. M2P2 is in the process of refinancing its existing indebtedness to Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (collectively, the "M2P2 Lenders") (the "Refinancing").

D. Without admitting or denying any of the allegations made by Sellco, whether under the aforementioned Holder Notices or otherwise, and with each of the Company and Sellco reserving all of their respective, existing rights and remedies under the aforementioned Purchase Agreement and Loan Documents, and at law and in equity, the Company and Sellco have each determined, that their respective interests would be best served by allowing the Refinancing process to proceed without the substantial expense and disruption, which would be expected to result from contesting the underlying issues in the aforementioned Holder Notices.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

Section 1. General Provisions. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a) all capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Note or the Purchase Agreement, as applicable;

(b) the singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders;

(c) all references to any particular party defined herein shall be deemed to refer to each and every person defined herein as such party individually, and to all of them, collectively, jointly, and severally, as though each were named wherever the applicable, defined term is used;

(d) all references to "Sections", shall refer to provisions of this Agreement;

(e) all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect; and

(f) all references to sections, subsections, paragraphs or other provisions of statutes or regulations shall be deemed to include successor, amended, renumbered and replacement provisions.

Section 2. Defined Terms. As used herein, the following terms shall have the meanings indicated in this Section 2, unless the context otherwise requires:

"M2P2 Credit Facility" shall mean the Credit Agreement, dated as of June 7, 2006, as amended (together with any future amendments, restatements, modifications or supplements thereof or thereto), by and among the M2P2 Lenders, M2P2, TS Finishing, LLC, New York Finishing, LLC, Pork Technologies, LLC, New Colony Farms, LLC, Heritage Farms, LLC, Heritage Land, LLC, Genetics Operating, LLC, M2P2 Facilities, LLC, MGM, LLC, M2P2 General Operations, LLC, and New Colony Land Company, LLC.

1

"Standstill Documents" shall mean, collectively, this Agreement and all agreements, documents and instruments executed by the Company and/or Sellco pursuant to, or in connection with, this Agreement.

"Standstill Period" shall mean the period commencing on the date hereof and ending upon the earlier of (i) the Standstill Termination Date, (ii)  the occurrence of an Event of Default (as defined in the Note) (other than the events of default described in the Holder Notices and the subject of any other forbearance expressly set forth in this Agreement), or (iii) such date upon which M2P2 is in noncompliance with any of Sections 6.11.1 (Working Capital), 6.11.2 (Current Ratio), 6.11.3 (Net Worth), 6.11.4 (Minimum Fixed Charge Coverage Ratio), 6.11.5 (Minimum EBITDA) of the M2P2 Credit Facility on the date of any Compliance Certificate (as defined in the M2P2 Credit Facility), copies of which Compliance Certificates shall be sent to Sellco at the same time, that they are sent to the M2P2 Lenders.

"Standstill Termination Date" shall mean June 1, 2012, for so long as M2P2 is, in good faith, seeking to refinance the M2P2 Credit Facility; provided, that if by such date a binding term sheet, subject to customary conditions to closing, has been adopted by M2P2 and its new lender, but not yet closed, then the Standstill Termination shall automatically be extended for an additional period ending on the date M2P2 and such lender implement the provisions of, and enter into, the definitive documentation to close such refinancing. Notwithstanding the foregoing, such additional period shall end on June 30, 2012, or such later date mutually agreed-to, in writing, by the Company and Sellco.

"Obligations" shall mean, collectively, all duties, obligations, liabilities and indebtedness, due or to become due, liquidated or unliquidated, direct or contingent, joint, or several, of the Company to Sellco of any type, kind or nature whatsoever and out of whatever transaction arising, including, without limitation, the duties, obligations, liabilities and indebtedness evidenced by the Loan Documents.

Section 3. Acknowledgments of the Company and Sellco. The Company and Sellco jointly acknowledge and agree as follows:

(a) Principal Balance of the Note. The aggregate unpaid principal balance of the Note as of the date hereof, and prior to the prepayment described in Section 5(b) of this Agreement, is Nine Million Six Hundred Twenty-One Thousand Four Hundred Thirty-Three and 69/100 Dollars ($9,621,433.69).

(b) Loan Documents. The Obligations are validly evidenced by the Loan Documents, and all of the Loan Documents are, and remain, in full force and effect. Except as specifically set forth herein, none of the agreements, covenants, provisions, or terms contained in the Purchase Agreement and the Loan Documents have been modified.

Section 4. Agreement to Standstill.

(a) Standstill. At the request of the Company, Sellco hereby agrees to forbear from exercising any of the rights or remedies which Sellco may have, including those pursuant to Section 2(e) of the Pledge Agreement, as a result of the Holder Notices, if successfully alleged and pursued, which forbearance shall be effective only during the Standstill Period and shall immediately and automatically cease and terminate upon the expiration of the Standstill Period. The Company and Sellco expressly acknowledge and agree that such forbearance shall not, nor shall it be deemed to, constitute a continuing or future waiver of, a bar to, or an agreement to forbear from exercising, any right or remedy of Sellco with respect to any Event of Default under the Note, which is not described in the Holder Notices, and which Event of Default occurs subsequent to the date hereof.

(b) Post-Standstill Period. The Company expressly acknowledges and agrees that from and after the expiration or termination of the Standstill Period, Sellco shall be entitled, without notice, to proceed to exercise any and all rights or remedies available to Sellco under the Loan Documents, as well as all other rights and remedies available to Sellco at law or in equity.

(c) Ratification of Rights and Remedies Following Event of Default. Upon the occurrence of an Event of Default (other than described in the Holder Notices) or upon the expiration or termination of the Standstill Period, Sellco shall have all rights and remedies available to it under the Loan Documents, the Purchase Agreement, and at law or in equity.

Section 5. Conditions Precedent. Sellco's agreement to grant the standstill herein shall be subject to the Company's satisfaction of each of the following conditions on, or before, the date hereof.

2

(a) Standstill Documents. The Company shall have executed and delivered any and all other agreements, documents, and instruments required by Sellco in connection herewith, including, without limitation, amendments or modifications to, and reaffirmations of, existing Loan Documents and certified resolutions approving this Agreement.

(b) Principal Prepayment. The Company shall have paid to Sellco a prepayment of principal in the amount of One Million Dollars ($1,000,000.00). Unlike the prepayment of principal described in the preceding sentence, future prepayment of principal shall be made pursuant to Section 3 of the Note, which Note shall be amended and restated in the form attached hereto as Exhibit A and shall be delivered to Sellco upon receipt by the Company of the earlier Note.

Section 6. Representations and Warranties.

(a) Representations of the Company. The Company represents and warrants, as of the date hereof, to Sellco (i) that it has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement, (ii) to consummate the transactions contemplated hereby, (iii) that this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms; and (iv) that the Company intends, as part of the Refinancing, to refinance the aggregate indebtedness outstanding under the M2P2 Credit Facility and Note, whereby the Note will be paid-off in-full to Sellco.

(b) Representations of Sellco. Sellco represents and warrants, as of the date hereof, to the Company (i) that it has the corporate power and authority to execute, deliver and carry-out the terms and provisions of this Agreement, (ii) to consummate the transactions contemplated hereby, (iii) that this Agreement has been duly and validly authorized, executed and delivered by Sellco and constitutes a valid and binding agreement of Sellco, enforceable against it in accordance with its terms; and (iv) that on, or prior to, the date hereof, Sellco has not exercised any of the remedies afforded to it under and pursuant to the Pledge Agreement, except as otherwise set forth in Sellco's letter, dated February 6, 2012, addressed to the Company.

Section 7. Confirmation of Collateral. Nothing herein contained shall be deemed to be a compromise, satisfaction, accord and satisfaction, novation or release of the Loan Documents or the Purchase Agreement, or any rights or obligations thereunder. All liens, security interests, rights and remedies granted to, and in favor of, Sellco in the Loan Documents and the Purchase Agreement are hereby confirmed, continued, and reaffirmed.

Section 8. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns under the Loan Documents and the Purchase Agreement.

Section 9. Effective Date. This Agreement shall be operative and effective, when both parties have executed this Agreement, and all conditions precedent described in Section 5 hereof have been satisfied, all of which shall occur no later than March 2, 2012, or such later date as shall be mutually agreed-to, in writing.

Section 10. Severability; Counterparts; Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. The provisions of Sections 12.06, 12.10, 12.11, 12.12 (except that the reference to Section 12.04 therein is inapplicable), and 12.13 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

Section 11. No Novation. Nothing contained herein, and no actions taken pursuant to the terms hereof, are intended to constitute a novation of any of the Loan Documents or the Purchase Agreement and shall not constitute a release, termination or waiver of any of the liens, security interest, rights or remedies granted to Sellco under the Loan Documents and/or the Purchase Agreement.

Section 12. Modification. No modification hereof, or of any agreement referred to herein, shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

Section 13. Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and sent to the intended recipient's address set forth in this Agreement (which may be changed by notice given hereunder) and shall be deemed given (i) when personally delivered to the party to be given such notice or other communication; (ii) on the business day that such notice or other communication is sent by facsimile, email or similar electronic means, fully prepaid, provided that facsimile or similar electronic communication shall promptly be confirmed by written notice in accordance with subsections (i), (iii) or (iv) of this Section 13; (iii) on the third business day following the date of deposit in the mail, if such notice or other communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid; or (iv) on the business day following the day such notice or other communication is sent by reputable overnight courier. All notices required by this Agreement shall be addressed as follows:

3

If to Sellco:	If to the Company:
AF Sellco, LLC	AgFeed Industries, Inc.
775 Ridge Lake Boulevard, Suite 450	744 Horizon Court, Suite 350
Memphis, Tennessee 38120	Grand Junction, Colorado 81506
Attention: Mr. David M. Johnson	Attention: Chairman of the Board
Title: Chairman of the Board of Managers	Phone: (970) 245-9410
Phone: (901) 766-4562	Facsimile: (866) 226-7617
Facsimile: (901) 766-8157	E-mail:
Email:
With a Copy to:
With a Copy to:	Sunjeet S. Gill, Esq.
John E. Kruger, Esq.	Stevens & Lee
Baker, Donelson, Bearman,	111 North Sixth Street
Caldwell & Berkowitz, P.C.	Reading, Pennsylvania 19603-0679
165 Madison Avenue, Suite 2000	Phone: (610) 478-2254
Memphis, Tennessee 38103	Facsimile: (610) 371-1228
Phone: (901) 577-2306	Email: ssg@stevenslee.com
Facsimile: (901) 577-2303
E-mail: jkruger@bakerdonelson.com

Addresses and contact information may be changed, as provided in this Section.

[Signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AF SELLCO, LLC		AGFEED INDUSTRIES, INC.

By:	/s/ David M. Johnson	By:	/s/ Clayton T. Marshall
	DAVID M. JOHNSON		CLAYTON T. MARSHALL
	Chairman of the Board of Managers		Chief Financial Officer

[Signature Page to Standstill Agreement]

5

Exhibit A

FORM OF SECOND AMENDED AND RESTATED PROMISSORY NOTE

SECOND AMENDED AND RESTATED
PROMISSORY NOTE

$8,621,433.69	September 13, 2010
as amended and restated November 12, 2010
and as amended and restated March 2, 2012

FOR VALUE RECEIVED, and intending to be legally bound, AGFEED INDUSTRIES, INC., a Nevada corporation (“Buyer”), promises to pay to the order of AF SELLCO, LLC, a Delaware limited liability company (“Seller”), the principal sum of Eight Million Six Hundred Twenty-One Thousand Four Hundred Thirty-Three and 69/100 Dollars ($8,621,433.69), with interest thereon, as provided herein.

1. Principal and Interest.

(a) Unless sooner accelerated pursuant to Section 8 hereof, and subject to any restrictions and limitations stated herein, the principal balance of this Promissory Note (this “Note”) shall be due and payable in forty (40) successive quarterly payments commencing on December 31, 2010 in accordance with Schedule A attached hereto.

(b) Simple interest shall accrue on the unpaid principal balance of this Note at the fixed annual rate of eight percent (8.0%). Accrued interest shall be payable quarterly, simultaneously with the payment of the installments of principal required to be made pursuant to Section 1(a).

2. Maximum Legal Rate. Buyer shall not be obligated to pay, and Seller shall not collect, interest at a rate in excess of the maximum permitted by law or the maximum that will not subject Seller to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Buyer is required, under the provisions of this Note or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate, and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of this Note as of the date on which such excess payment was made. If the amount to be so applied to the reduction of the unpaid principal balance exceeds the amount of the unpaid principal balance, the amount of such excess shall be refunded by Seller to Buyer.

3. Prepayment. This Note may be prepaid in whole or in part, at any time, and from time to time, without premium or penalty; provided, however, that each partial prepayment hereon shall be in an amount of no less than One-Hundred Thousand Dollars ($100,000.00). Each prepayment hereon shall be applied first to interest and then to principal in the inverse order of maturity and shall not postpone or reduce any regularly scheduled payment of principal or interest.

1

4. Acquisition. This Note is the amended and restated Note identified in Section 1.06(f) of the Membership Purchase Agreement dated as of September 13, 2010 (the “Purchase Agreement”) between Buyer and Seller, following a prepayment of principal in the amount of One Million Dollars ($1,000,000.00) pursuant to Section 5(b) of the Standstill Agreement dated as of March 1, 2012 between Buyer and Seller, and evidences a portion of the purchase price payable by Buyer to Seller in consideration for the sale and transfer by Seller to Buyer of all of the issued and outstanding equity interests of M2 P2, LLC, a Delaware limited liability company (“M2P2”), owned by Seller. Capitalized terms used herein but not otherwise defined herein, shall have the meanings given to such terms in the Purchase Agreement.

5. Pledge Agreement. This Note is secured by a Pledge Agreement dated as of September 13, 2010 (the “Pledge Agreement”) executed by Buyer in favor of Seller pursuant to which Buyer has pledged to Seller, and granted to Seller a first-priority lien on, and security interest in, all of the issued and outstanding equity interest of M2P2 (the “Collateral”).

6. Additional Covenants of Buyer. Until such time as the entire principal amount, subject to any restrictions and limitations stated herein, of, and all accrued, unpaid interest on, this Note shall have been irrevocably paid in full, Buyer will, and will cause M2P2 to, observe the following covenants unless Seller shall otherwise consent in advance and in writing:

(a) None of the Companies or the Company Subsidiaries will, nor will Buyer cause or permit any of the Companies or the Company Subsidiaries to, create, incur, assume, or suffer or permit to exist any additional Indebtedness (as defined below), except:

(i) Indebtedness to suppliers and other trade creditors of the Companies and the Company Subsidiaries incurred in the ordinary course of business;

(ii) Indebtedness to Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (the “Lenders”) or any bank or other commercial or institutional lender who may provide financing to the Companies or the Company Subsidiaries from time-to-time, provided, however, that the maximum amount of such Indebtedness may not exceed 120% of the Indebtedness of M2P2 Operations existing or available as of the Execution Date under the Credit Agreement dated as of June 7, 2006 by and between the Lenders and M2 P2, TS Finishing, LLC, New York Finishing, LLC, Pork Technologies, LLC, New Colony Farms, LLC, Heritage Farms, LLC, Heritage Land, LLC, Genetics Operating, LLC, M2P2 Facilities, LLC, MGM, LLC, M2P2 General Operations, LLC, New Colony Land Company, LLC and M2P2 AF JV, LLC, as amended, supplemented, restated or modified from time to time (the “Credit Agreement”); and

(iii) Indebtedness of the Companies and the Company Subsidiaries in existence as of the date hereof.

2

(iv) For purposes of this Note, “Indebtedness” means, with respect to any Person, any and all obligations of such Person (1) for borrowed money, (2) evidenced by notes, bonds, debentures or similar instruments, (3) under or relating to letters of credit (including any obligation to reimburse the letter of credit issuer with respect to amounts drawn on such instruments), (4) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of business), (5) under capital leases, (6) with respect to bank overdrafts or otherwise reflected as negative cash in financial statements of such Person, (7) for deferred compensation, (8) to pay any accrued dividends or dividends that have otherwise been declared and not yet paid, and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

(b) Buyer shall use commercially reasonable efforts to maintain all of the assets of M2P2 Operations that are material or necessary to the operation of its business in their condition as of the Execution Date, ordinary wear and tear excepted.

(c) Buyer shall not make, nor shall it allow, any sale, assignment, lease, transfer or other disposition of any part of the business or assets of the Companies and the Company Subsidiaries (each, a “Disposition”), except (i) in the ordinary course of business of the Company and its subsidiaries, as applicable, (ii) conveyance of obsolete assets or assets with a de minimis value, or (iii) the Companies or the Company Subsidiaries may make a Disposition so long as the then greater of the current fair market or book value (as determined by GAAP) of the remaining assets of the M2P2 Operations is in excess of two hundred percent (200%) of the outstanding amount due on this Note at the time of such Disposition.

(d) Buyer shall maintain the Collateral free and clear of any Lien except (i) the Lien contemplated by the Pledge Agreement, and (ii) any restrictions contained in the Credit Agreement (the "Credit Agreement Restrictions") or any restrictions identical to the Credit Agreement Restrictions under any Indebtedness permitted by Section 6(a)(ii)). .

(e) Buyer shall maintain, or cause to be maintained, in full force and effect at all times adequate insurance coverage as is customary in the business of M2P2 Operations.

(f) Buyer shall (i) maintain, or cause to be maintained, its existence and the existence of M2P2 and all of M2P2's respective right and privileges necessary in the normal course of business, (ii) conduct M2P2's business in an orderly, efficient and regular manner and (iii) maintain, or cause to be maintained, in good standing at all times all of the authorizations, licenses, permits and certifications necessary to carry on the business of the Companies and the Company Subsidiaries as it is now being conducted as of the Execution Date, except where the failure to have such authorizations, licenses, permits and certifications would not, individually or in the aggregate, have or would be reasonably likely to have, a Material Adverse Effect on M2P2 Operations.

(g) Buyer cause to be kept, complete and accurate books and records with respect to the business and financial condition of the Companies and the Company Subsidiaries, in accordance with GAAP. Buyer will permit any employee, attorney, accountant or other agent of Seller, at Seller's sole cost and expense, to audit, review, make extracts from and copy any of such books and records at any time during ordinary business hours, and to discuss the affairs of the Companies and the Company Subsidiaries with any of Seller's managers.

3

(h) Buyer shall cause M2P2 Operations to comply with the requirements of all applicable Laws, the noncompliance with which would materially and adversely affect the business or financial condition of the Companies or the Company Subsidiaries or the ability of Buyer to fullfill its obligations under this Note, the Pledge Agreement, or any other documents securing this Note, or to consummate the transactions contemplated by the Purchase Agreement or any Ancillary Agreements.

(i) None of the Companies and the Company Subsidiaries will, nor will Buyer cause or permit any Company or Company Subsidiary to, consolidate with or merge into any other entity whereby such Company or Company Subsidiary is not the surviving entity, or permit any other entity to merge into it that would result in a violation of any other provision of this Section when looking at the merged or consolidated entity; provided, however, any Company or Company Subsidiary can merge with another Company or Company Subsidiary.

(j) In order to permit Seller to file a financing statement covering such Collateral or perfect the security interest granted by the Pledge Agreement, Buyer shall notify Seller at least five (5) business days prior to (i) any move of its chief executive office or principal place of business or (ii) any change in its name or jurisdiction of organization.

(k) Buyer shall not allow the M2P2 Operating Agreement to be amended to opt out of Article 8 of the Uniform Commercial Code.

(l) Buyer shall not allow the addition of any new members in M2P2.

7. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

(a) except as permitted by Section 12 hereof, any failure by Buyer to pay any amount as and when due under this Note or the Purchase Agreement;

(b) any failure by Buyer to perform or observe any of its obligations under this Note, in each case within fifteen (15) days after written notice from Seller;

(c) any material breach by Buyer of any of its material covenants or agreements contained in the Purchase Agreement or the Pledge Agreement, in each case within fifteen (15) days after written notice from Seller;

(d) the entry of a decree or order for relief with respect to Buyer in an involuntary case under the federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee, custodian (or similar official) of or for Buyer or ordering the winding up or liquidation of its affairs which is not promptly contested and released or discharged within ninety (90) days;

(e) the commencement by Buyer of a voluntary case under the federal bankruptcy law, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by Buyer to the appointment of or taking possession by a receiver, liquidator, trustee, custodian (or other similar official) of or for Buyer or for any substantial part of its property, or the making by Buyer of any assignment for the benefit of creditors, or the insolvency or the failure of Buyer generally to pay its debts as such debt become due, or the taking of action by Buyer in furtherance of any of the foregoing;

4

(f) the acceleration of M2P2’s obligations under the Credit Agreement or any other document or instrument evidencing or governing indebtedness in excess of $2,000,000 in original principal amount;

(g) if any attachment, trustee process, lien, execution, levy, injunction or receivership issued or made against all or substantially all of the assets of M2P2 is not removed within ninety (90) days;

(h) any material provision of this Note (including, without limitation, Section 7 hereof) or the Pledge Agreement shall at any time for any reason cease to be a valid and binding obligation of Buyer or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Buyer; or

(i) the occurrence of any “Event of Default” under and as defined in the Pledge Agreement.

8. Remedies. Upon the occurrence of any Event of Default, all obligations evidenced by this Note shall be immediately and automatically due and payable and Seller may exercise all of Seller’s rights, privileges and remedies under applicable law, this Note, or the Pledge Agreement, all of which remedies shall be cumulative and not alternative.

9. Benefit. This Note shall bind Buyer and its successors and permitted assigns, and shall inure to the benefit of Seller and its successors, and assigns. Buyer will, upon receipt of written notice from Seller, pay all future principal or interest payments or other sums due under this Note to any person to whom Seller directs Buyer to make such payments pursuant to such written notice. Buyer shall not assign, delegate or otherwise transfer any of its duties, liabilities or obligations hereunder without the prior written consent of Seller.

10. Validity. The invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provision of this Note, which shall remain in full force and effect.

11. Governing Law. This Note is made pursuant to, and shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard its rules or laws relating to the conflict of laws.

12. Set-Off. Buyer is expressly authorized to set-off against, reduce and appropriate any payment payable pursuant to this Note only as provided in Section 10.05 of the Purchase Agreement. Any future holder of this Note shall be subject to each and every provision hereof including, without limitation, this Section 12.

5

13. Amended and Restated Promissory Note. This Second Amended and Restated Promissory Note amends and restates that certain Amended and Restated Promissory Note of the Buyer dated November 12, 2010, in the original principal amount of $9,621,433.69 and payable to Seller.

14. Captions; Gender; Certain Terms. All section headings contained herein are for convenience of reference only and are not intended to be used in any respect in the construction or interpretation of this Note. The terms “hereof”, “herein”, “hereunder”, and similar terms shall refer to this Note as a whole. The term “person,” as used in this Note, means an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, any Governmental Body (as such term is defined in the Purchase Agreement), or any association or other legal entity. All references in this Note to “Sections” shall be deemed to refer to the provisions of this Note.

6

IN WITNESS WHEREOF, and intending to be legally bound, Buyer has duly executed and delivered this Note as of the date first shown above.

AGFEED INDUSTRIES, INC.

By
Name: Clayton T. Marshall
Title: Chief Financial Officer

AF Sellco, LLC, as the Payee, hereby agrees to and accepts this Second Amended and Restated Promissory Note as of March __, 2012.

AF SELLCO, LLC

By
Name: David M. Johnson
Title: Chairman of the Board of Managers

7

Schedule A

Amortization Schedule
Date	PMT	Payment	Interest	Principal	Balance
					$9,621,433.69
Dec-10	1	$230,387.20	$230,387.20	$-	$9,621,433.69
Mar-11	2	$192,428.67	$192,428.67	$-	$9,621,433.69
Jun-11	3	$192,428.67	$192,428.67	$-	$9,621,433.69
Sep-11	4	$192,428.67	$192,428.67	$-	$9,621,433.69
Dec-11	5	$192,428.67	$192,428.67	$-	$9,621,433.69
Mar-12	6	$185,835.27	$185,835.27	$1,000,000.00	$8,621,433.69
Jun-12	7	$172,428.67	$172,428.67	$-	$8,621,433.69
Sep-12	8	$359,397.66	$172,428.67	$186,968.99	$8,434,464.70
Dec-12	9	$359,397.66	$168,689.29	$190,708.37	$8,243,756.33
Mar-13	10	$359,397.66	$164,875.13	$194,522.54	$8,049,233.79
Jun-13	11	$359,397.66	$160,984.68	$198,412.99	$7,850,820.80
Sep-13	12	$359,397.66	$157,016.42	$202,381.25	$7,648,439.56
Dec-13	13	$359,397.66	$152,968.79	$206,428.87	$7,442,010.68
Mar-14	14	$359,397.66	$148,840.21	$210,557.45	$7,231,453.23
Jun-14	15	$359,397.66	$144,629.06	$214,768.60	$7,016,684.64
Sep-14	16	$359,397.66	$140,333.69	$219,063.97	$6,797,620.67
Dec-14	17	$359,397.66	$135,952.41	$223,445.25	$6,574,175.42
Mar-15	18	$359,397.66	$131,483.51	$227,914.15	$6,346,261.26
Jun-15	19	$359,397.66	$126,925.23	$232,472.44	$6,113,788.82
Sep-15	20	$359,397.66	$122,275.78	$237,121.89	$5,876,666.94
Dec-15	21	$359,397.66	$117,533.34	$241,864.32	$5,634,802.61
Mar-16	22	$359,397.66	$112,696.05	$246,701.61	$5,388,101.00
Jun-16	23	$359,397.66	$107,762.02	$251,635.64	$5,136,465.36
Sep-16	24	$359,397.66	$102,729.31	$256,668.36	$4,879,797.00
Dec-16	25	$359,397.66	$97,595.94	$261,801.72	$4,617,995.28
Mar-17	26	$359,397.66	$92,359.91	$267,037.76	$4,350,957.52
Jun-17	27	$359,397.66	$87,019.15	$272,378.51	$4,078,579.01
Sep-17	28	$359,397.66	$81,571.58	$277,826.08	$3,800,752.92
Dec-17	29	$359,397.66	$76,015.06	$283,382.60	$3,517,370.32
Mar-18	30	$359,397.66	$70,347.41	$289,050.26	$3,228,320.06
Jun-18	31	$359,397.66	$64,566.40	$294,831.26	$2,933,488.80
Sep-18	32	$359,397.66	$58,669.78	$300,727.89	$2,632,760.91
Dec-18	33	$359,397.66	$52,655.22	$306,742.45	$2,326,018.47
Mar-19	34	$359,397.66	$46,520.37	$312,877.29	$2,013,141.17
Jun-19	35	$359,397.66	$40,262.82	$319,134.84	$1,694,006.33
Sep-19	36	$359,397.66	$33,880.13	$325,517.54	$1,368,488.80
Dec-19	37	$359,397.66	$27,369.78	$332,027.89	$1,036,460.91
Mar-20	38	$359,397.66	$20,729.22	$338,668.45	$697,792.46
Jun-20	39	$359,397.66	$13,955.85	$345,441.81	$352,350.65
Sep-20	40	$359,397.66	$7,047.01	$352,350.65	$-